Exhibit 10.5

February 13, 2007

American Multi-Cinema, Inc.

920 Main Street

Kansas City, Missouri 64105

Cinemark USA, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Regal Cinemas, Inc.

7132 Regal Lane

Knoxville, Tennessee 37918

Re:	Final Circuit Share Payments

Gentlemen:

National CineMedia, Inc., a Delaware corporation (“NMC Inc.”), is undertaking a sale of its common stock in an initial public offering (the “IPO”). On the date of the IPO (the “Effective Date”) (i) NCM Inc. will use the net proceeds from the IPO to purchase newly issued common membership units in National CineMedia, LLC, a Delaware limited liability company (“NCM LLC”), (ii) American Multi-Cinema, Inc., a Missouri corporation (“AMC”), Cinemark Media, Inc., a Delaware corporation, Regal CineMedia Holdings, LLC, a Delaware limited liability company, and NCM Inc. will amend and restate the Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of July 15, 2005, as amended, for the purposes of admitting NCM Inc. as a member in, and designating NCM Inc. as the sole manager of, NCM LLC, and (iii) NCM LLC will enter into Exhibitor Services Agreements (the “New ESAs”) with each of AMC, Cinemark USA, Inc., a Texas corporation (“Cinemark USA”), and Regal Cinemas, Inc., a Tennessee corporation (“Regal Cinemas”).

The New ESAs will terminate (i) the Amended and Restated Exhibitor Services Agreements, dated as of July 15, 2005, between (x) NCM LLC and AMC (the “AMC ESA”), and (y) NCM LLC and Regal Cinemas (the “Regal ESA”), and (ii) the Exhibitor Services Agreement, dated as of July 15, 2005, between NCM LLC and Cinemark USA (the “Cinemark ESA”; each of the AMC ESA, the Regal ESA and the Cinemark ESA shall be referred to as an “Original ESA”). In addition to payments provided for under the New ESAs, on termination of each Original ESA, AMC, Cinemark USA and Regal Cinemas will be entitled to receive the Circuit Share Fees (as defined in the applicable Original ESA), not yet paid and calculated through the date immediately preceding the Effective Date (each a “Final Circuit Share Payment”), owed by NCM LLC under each Original ESA. This letter confirms that, on or before 30 days following the Effective Date, NCM LLC will calculate and pay the Final Circuit Share Payment that each of AMC, Cinemark USA and Regal Cinemas is entitled to receive under the applicable Original ESA, in complete satisfaction of all amounts due and owing thereunder. Each Final Circuit Share Payment shall be accompanied by a detailed accounting of how the Final Circuit Share Payment was calculated. Any dispute regarding a Final Circuit Share Payment shall be resolved in accordance with the terms of the applicable Original ESA (solely for purposes of resolving any such dispute, the provisions of the applicable Original ESA regarding dispute resolution shall survive the Effective Date until the dispute has been finally resolved).

Please acknowledge your agreement to this letter by signing in the space indicated below.

Very truly yours,

NATIONAL CINEMEDIA, LLC

By:	NATIONAL CINEMEDIA, INC., its Manager

By:	/s/ Gary W. Ferrera
Name:	Gary W. Ferrera
Title:	Executive Vice President and Chief
Financial Officer

AGREED AND ACCEPTED as of the date first written above.

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Craig R. Ramsey
Name:	Craig R. Ramsey
Title:	Executive Vice President & Chief
Financial Officer

CINEMARK USA, INC.

By:	/s/ Michael Cavalier
Name:	Michael Cavalier
Title:	Senior Vice President–General Counsel

REGAL CINEMAS, INC.

By:	/s/ Michael L. Campbell
Name:	Michael L. Campbell
Title:	Chief Executive Officer